Exhibit 99.1

Salesforce Commences Largest-Ever $25 Billion Accelerated Share Repurchase

The historic transaction underscores leadership’s confidence in the company’s position in the Agentic Era and commitment to driving shareholder value

SAN FRANCISCO—March 16, 2026—Salesforce (NYSE: CRM), the world’s #1 AI CRM, today commenced the prepayment and initial delivery of approximately 103 million shares under its previously announced $25 billion accelerated share repurchase (“ASR”) agreements that it entered into on March 11, 2026 with certain financial institutions. This transaction, the largest ASR in history, represents the immediate execution of half of the $50 billion aggregate Share Repurchase Program authorized by Salesforce’s Board of Directors in February 2026.

“We are aggressively repurchasing shares because we are so confident in the future of Salesforce,” said Marc Benioff, Chair and CEO of Salesforce.

“This $25 billion ASR reflects our increased conviction in the durability of our growth and cash flow trajectory,” said Robin Washington, President and Chief Operating and Financial Officer of Salesforce.

Transaction Details

Salesforce has entered into ASR agreements with Banco Santander, S.A., Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, National Association, and Morgan Stanley & Co. LLC, with J. Wood Capital Advisors LLC serving as an advisor.

The initial delivery of 103 million shares represents approximately 80% of the total shares anticipated to be repurchased, based on the closing price of Salesforce’s common stock on March 11, 2026. The final number of shares to be repurchased will be determined generally by the volume-weighted average price of Salesforce’s common stock during the term of the transaction, less a discount and subject to adjustments. Final settlement is expected to occur in the third or fourth quarter of Salesforce’s FY27.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the number of shares to be repurchased under the ASR agreements, the timing and manner of the final settlement under the ASR agreements and the potential utilization of the remaining $25 billion repurchase authorization from Salesforce’s Board of Directors. Forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from current expectations. These risks, uncertainties, and factors include those discussed in our most recent Annual Report on Form 10-K, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included therein, as may be updated from time to time in our filings with the SEC. Salesforce does not undertake any obligation to update or revise its forward-looking statements except as required by law or regulation.

About Salesforce

Salesforce helps organizations of any size become agentic enterprises — integrating humans, agents, apps, and data on a trusted, unified platform to unlock unprecedented growth and innovation. Visit www.salesforce.com for more information.

Mike Spencer

Salesforce

Investor Relations

investor@salesforce.com

Carolyn Guss

Salesforce

Public Relations

pr@salesforce.com